PROSPECTUS SUPPLEMENT NO. 31 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Portage Biotech Inc.

61,102,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains our quarterly report, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on August 29, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “PTGEF.” The high and low bid prices for our common stock on the OTC Bulletin Board on August 29, 2013 were US$0.37 and US$0.35 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated August 30, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2013
Commission File Number 0-30314

PORTAGE BIOTECH INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

BONTAN CORPORATION INC.
(Former name, if changed since last report)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)

Consolidated Interim Financial Statements
(Representing financials of the Accounting Acquirer)

For the three months ended June 30, 2013

Unaudited – Prepared by Management

(US Dollars)

Index

Notice to Reader	2

Interim Consolidated Statements of Financial Position	3

Interim Consolidated Statements of Operations	4

Interim Consolidated Statement of Shareholders Equity	5

Interim Consolidated Statements of Cash Flows	6

Notes to Interim Consolidated Financial Statements	7-19

NOTICE TO READER OF INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The interim consolidated financial statements for Portage Biotech Inc. (formerly known as Bontan Corporation Inc.), comprised of the interim consolidated statements of financial position as at June 30, 2013 and for the year ended March 31, 2013, and the interim consolidated statement of operations, statement of changes in equity and cash flows for the three month period ending June 30, 2013 are the responsibility of the Company’s management.

These interim consolidated financial statements incorporate the acquisition of Portage Pharma Limited on June 6, 2013 as a reverse takeover and hence include the financial statements of Portage Pharma Limited as an accounting acquirer, as further explained in Note 2.

The interim consolidated financial statements have been prepared by management and include the selection of appropriate accounting principles, judgments and estimates necessary to prepare these interim consolidated financial statements in accordance with International Financial Reporting Standards.

The interim consolidated financial statements have not been reviewed by the Company’s independent external auditors, Schwartz Levitsky Feldman LLP.

“signed” “signed”
Kam Shah C.A., Director Declan Doogan, Director

August 28, 2013

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)
Interim Consolidated Statements of Financial Position
(Acquisition accounted for as reverse takeover (Note 2))
(US Dollars)
(Unaudited – see Notice to Reader dated August 28, 2013)

As at,	Note	June 30, 2013	March 31, 2013
Assets
Current
Cash		$3,697,871	$190,960
Other receivable		63,269	295,441
		$3,761,140	$486,401
Long-term assets
Office equipment and furniture		5,183	-
Total assets		$3,766,323	$486,401
Liabilities and Shareholders' equity
Current liabilities
Accounts payable and accrued liabilities		170,138	12,392
		$170,138	$12,392
Shareholders' Equity
Capital stock	5	6,515,715	503,495
Warrants	7	1,108,402
Deficit		(4,027,932)	(29,486)
Total Shareholders' equity		$3,596,185	$474,009

Total liabilities and Shareholders' equity		$3,766,323	$486,401
Commitments and Contingent Liabilities (Note 9)
Related Party Transactions (Note 10)

On behalf of the Board ”Kam Shah” Director ”Declan Doogan” Director
(signed) (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)
Interim Consolidated Statements of Operations
(Acquisition accounted for as reverse takeover (Note 2))
(US Dollars)
(Unaudited – see Notice to Reader dated August 28, 2013)

Three months ended June 30,	Note	2013	2012 *

Expenses
Acquisition related costs		3,826,325	-
Research and development		92,778	-
Professional fees		45,655	-
Consulting fees	9,10(ii)	21,322	-
Office and general		5,056	-
Shareholders' information		3,786	-
Payroll		3,626	-
Travel, meals and promotions	10(i)	2,471	-
Rent		2,259	-
Transfer agents fees		1,454	-
Bank charges and interest		1,235	-
Communication		238	-
Amortization		116	-
Exchange loss		(7,875)	-
		3,998,446	-
Net loss for period		(3,998,446)	-

Basic and diluted loss per share
Net Loss per share	8	$(0.03)	$-

* Comparatives are for Portage Pharma Ltd (accounting acquirer) which was incorporated on May 23, 2012 and had no transactions for the period from the date of incorporation to June 30, 2012.

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)
Interim Consolidated Statements of Shareholders’ Equity
(Acquisition accounted for as reverse takeover (Note 2))
For the three months ended June 30, 2013
(US Dollars)
(Unaudited – see Notice to Reader dated August 28, 2013)

	Number of Shares	Capital Stock	Warrants	Accumulated Deficit	Total Equity
Balance, April 1, 2012	78,714,076
Issued on incorporation of PPL		503,495		-	503,495
Balance, June 30, 2012	78,664,076	$503,495			$503,495
Balance, April 1, 2013	81,759,076	$503,495		$(29,486)	$474,009
Issued on acquisition	81,759,076	$1,761,413	1,108,402		2,869,815
Issued to Culminant Capital Inc. For financial advisory services relating to the acquisition transaction	9,811,091	$3,826,325			3,826,325
Exercise of warrants	950,000	125,000			125,000
Exercise of options	1,996,547	299,482			299,482
Net loss for year				(3,998,446)	(3,998,446)
Balance, June 30, 2013	176,275,790	$6,515,715	$1,108,402	$(4,027,932)	$3,596,185

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)
Interim Consolidated Statement of Cash Flows
(Acquisition accounted for as reverse takeover (Note 2))
For the three months ended June 30, 2013
(US Dollars)
(Unaudited – see Notice to Reader dated August 28, 2013)

For the three months ended June 30,	2013	2012
Cash flows from operating activities
Net loss for period	$(3,998,446)	-
Amortization of office equipment and furniture	116	-
Acquisition related costs	3,826,325	-
Net change in working capital components
Other receivables	232,172
Accounts payable and accrued liabilities	157,746	-
	$217,913	$-
Cash flows from investing activities
Office equipment and furniture acquired	(5,299)
	$(5,299)	$-
Cash flows from financing activities
Receivable from shareholders		(503,495)
Fair value of consideration received on acquisition (Note 2)	2,869,815	-
Options and warrants excercised	424,482
capital contribution		503,495
	$3,294,297	$-
Increase in cash during period	3,506,911	-
Cash at beginning of period	190,960	-
Cash at end of period	$3,697,871	$-
Supplemental disclosures
Non-cash operating activities
Shares Issued to Culminant Capital Inc. For financial advisory services relating to the acquisition transaction	(3,826,325)	-

	(3,826,325)	-
Non-cash investing activities
Value of shares and warrants issued on acquisition	2,869,815	-

	2,869,815	-

The accompanying notes are an integral part of these consolidated financial statements.

Portage Biotech Inc.
(Formerly known as Bontan Corporation Inc.)
Interim Consolidated Statements of Operations
(Acquisition accounted for as reverse takeover (Note 2))
(US Dollars)
(Unaudited – see Notice to Reader dated August 28, 2013)

1. NATURE OF OPERATIONS

Portage Biotech Inc. (“the Company”) was operating as an Ontario, Canada incorporated company, Bontan Corporation Inc. (“Bontan”), until July 5, 2013. On July 5, 2013 Bontan changed its name to the current name and was issued a certificate of Continuance by the Registrar of Corporate Affairs of the British Virgin Islands (“BVI”).

The Company now continues as a BVI incorporated company with its registered office located at FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI. Its Toronto agent is located at 47 Avenue Road, Suite 200, Toronto, Ontario, M5R 2G3, Canada.

The Company continues to be a reporting issuer with Ontario Securities Commission and US Securities and Exchange Commission and its shares trade on the Over the Counter Bulletin Board of NASDAQ under the trading symbol “PTGEF,” effective August 23, 2013. Prior to this date, it was trading as Bontan Corporation Inc. under the trading symbol “BNTNF”.

Since December 2012, the Company changed the focus of its business activities to biotechnology. On June 4, 2013, it acquired Portage Pharma Ltd (“PPL”), a private limited company formed under BVI laws on May 23, 2012 through the exchange of shares. The acquisition has been accounted for as a reverse acquisition as explained in Note 2.

The Company is engaged in researching and developing pharmaceutical and biotech products through to clinical “proof of concept” with an initial focus on unmet clinical needs and orphan drugs. Following proof of concept, the Company will look to sell or license the products to large pharmaceutical companies for further development and commercialization. The Company, through its subsidiary, holds an exclusive worldwide licence in non-oncology fields and the know-how relating to the Antennapedia protein transduction technology developed by Trojantec.

2.	REVERSE ACQUISITION TRANSACTION

On June 4, 2013, the Company completed an acquisition with PPL pursuant to which a wholly owned subsidiary of the Company, Portage Acquisition Inc. and PPL amalgamated, resulting in the Company owning all of the issued and outstanding shares of the amalgamated entity.

Pursuant to a Share Exchange Agreement, Bontan issued 81,759,076 common shares and 71,456,420 warrants to PPL shareholders in exchange for PPL shareholders transferring all their shares in favour of Portage Acquisition Inc. Warrants can be exercised within two years at an exercise price of US$0.29 to acquire an equal number of common shares of the Company. In addition, Bontan also issued 9,811,091 shares to Culminant Capital Inc. as compensation for financial advisory services rendered in connection with the transaction. The fair value of these shares of $ 3,826,325 was expensed.

Although the transaction resulted in PPL becoming a wholly owned subsidiary of the Company, the transaction constitutes a reverse acquisition in as much as the shareholders of PPL own a substantial (approximately 46%) majority of the outstanding common shares of the Company and three out of four members of the Board of Directors of the Company are PPL shareholders. As a result, PPL controls the Company.

The transaction has therefore been accounted for as a reverse acquisition in accordance with guidance provided in International Financial Reporting Standards (“IFRS”) 3 Business Combinations and IFRS 10 Consolidated Financial Statements.

These interim consolidated financial statements include:

a.	The assets and liabilities of PPL at their pre-acquisition carrying amounts as at June 30, 2013 and expenses for the three months ended on that date
b.	The assets and liabilities of Bontan as at June 30, 2013 and expenses from June 4, 2013 to June 30, 2013.
c.	Warrants and stock option reserves of Bontan as part of the equity components as at June 30, 2013.
d.	Share capital representing the total number of shares issued by the Company.
e.
Value of the share capital on the date of acquisition was computed by adding to the value of the share capital of PPL, the fair value of Bontan and adjusted to any exercise of warrants and options during the three months ended June 30, 2013.

Fair value of consideration	$2,869,815
Allocated to Shares issued		$1,761,413
Warrants issued		$1,108,402

f.	Comparative figures are those of PPL.

The fair value of the consideration is determined based on the fair value of net assets acquired by PPL , which was computed as $2,869,815.

The fair value was allocated as follows:
Cash	$3,006,593
Office equipment and furniture	5,528
Other assets	153,721
Liabilities	(296,027)
Fair value of consideration	2,869,815

3. BASIS OF PRESENTATION

(a)	Statement of Compliance and Basis of presentation

These Interim consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”), IAS 34 Interim Financial Reporting. These financial statements do not include all of the information required for full annual financial statements.

These consolidated financial statements have been prepared on a historical cost basis except for certain assets, liabilities and equity which are measured at fair value as explained in the Notes to these financial statements. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

The Company has no requirement to report on segments as it operates as only one segment.

These interim consolidated financial statements were approved and authorized for issue by the Audit Committee on August 28, 2013.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and,

a.
1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 which has no activity since its inception.1843343 Ontario Inc. changed its name to Portage Services Ltd. effective July 11, 2013.

b.
Portage Acquisition Inc., a wholly owned subsidiary incorporated on April 5, 2013 under the laws of the BVI, as a BVI business company. On July 23, 2013, Portage Pharma Limited merged with Portage Acquisition Inc. and the merged entity is known as Portage Acquisition Inc.

All inter-company balances and transactions have been eliminated on consolidation.

(c) Functional and presentation currency

On June 4, 2013, the Company did an analysis applying the primary and secondary indicators in IAS 21 and determined that, as a result of the reverse acquisition transaction discussed in Note 2 and change of its jurisdiction to BVI , its economic circumstances have changed. The Company is expected to incur substantially all expenses in US Dollars and expects future revenues in US Dollars.

The management therefore concluded that the US Dollar is the most appropriate functional currency for all operations. The Company has also decided to change its presentation currency to the US Dollar.

The effect of the above change in functional currency has been accounted for prospectively as provided under IAS 21 the effect of changes in foreign exchange rates. Accordingly, all Non-US dollar items were translated into US dollars using the exchange rate as of June 4, 2013. The resulting translated amounts for non-monetary items were treated at their historical costs.

(d) Use of Estimates and judgments

The preparation of these interim consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, research and development costs, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of share- based compensation.

4.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

Financial instruments

Financial assets

All financial assets are initially recorded at fair value and are designated upon inception into one of the following four categories: held-to-maturity, available-for-sale, loans and receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash is classified as FVTPL.

Financial assets classified as loans and receivables are measured at amortized cost. The Company’s trade and other receivables are classified as loans and receivables.

Short term investments which consist of marketable securities are designated as “available-for-sale” and are measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold, or if an unrealized loss is considered other than temporary.

The purchase or sale of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity, net of any tax effects.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s trade and other payables are classified as other financial liabilities.

Impairment of financial assets

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.

In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

If an available-for-sale asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from equity to profit or loss. Reversals in respect of equity instruments classified as available-for-sale are not recognized in profit or loss.

Foreign currency translation

The functional and presentation currency of the Company is the US dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date. Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the period, except that amortization is translated at the rates used to translate related assets. Foreign currency differences arising on retranslation are recognized in profit or loss.

Share-based payments

The Company accounts for share-based payments granted to directors, officers, employees and consultants using the Black-Scholes option-pricing model to determine the fair value of the plan at the grant date. An estimated forfeiture rate is incorporated into the fair value calculated and adjusted to reflect the actual number of options that vest. Share-based payments are recorded and reflected as an expense over the vesting period with a corresponding amount reflected in stock option reserve. At exercise, the associated amounts previously recorded in the stock option reserve are transferred to the common share capital.

The quoted market price of the Company’s shares on the date of issuance under any share- based plan is considered as fair value of the shares issued.

Accounting for equity units

When the Company issues Units under a private placement comprising of common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option pricing model which is added to fair value of the common shares determined using the stock price at the date of issuance and the percentage relative to the fair values determined. The fair value of the common shares and the warrants are proportionately adjusted to the net proceeds received. The fair value is then related to the total of the net proceeds received on issuance of the common shares.

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

Intangible assets

(i)	Research and development
Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. No development costs have been capitalized to date.
Research and development expenses include all direct and indirect operating expenses supporting the products in development.

(ii)	Intangible assets
Intangible assets that are acquired separately and have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses. Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which it relates. All other expenditures are recognized in profit or loss as incurred.

Costs incurred in obtaining a patent are capitalized and amortized on a straight-line basis over the legal life of the respective patent, ranging from five to twenty years, or its economic life, if shorter. Costs incurred in obtaining a trademark are capitalized and amortized on a straight-line basis over the legal life of the respective trademark, being ten years, or its economic life, if shorter. Costs incurred in obtaining a customer list are capitalized and amortized on a straight-line basis over its estimated economic life of approximately ten years.

Costs incurred in successfully obtaining a patent, trademark or customer list are measured at cost less accumulated amortization and accumulated impairment losses. The cost of servicing the Company's patents and trademarks are expensed as incurred.

(iii)	Subsequent expenditure
Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures are recognized in profit or loss as incurred.

(iv)	Clinical trial expenses:
Clinical trial expenses are a component of the Company’s research and development costs. These expenses include fees paid to contract research organizations, clinical sites, and other organizations who conduct development activities on the Company’s behalf. The amount of clinical trial expenses recognized in a period related to clinical agreements are based on estimates of the work performed using an accrual basis of accounting. These estimates incorporate factors such as patient enrolment, services provided, contractual terms, and prior experience with similar contracts

Goodwill

Goodwill represents the excess of the purchase price over the fair values of the net assets of entities acquired at their respective dates of acquisition. Goodwill is carried at cost less accumulated impairment losses. Goodwill is allocated to each cash-generating unit (“CGU”) or group of CGUs that are expected to benefit from the related business combination.

Business Combinations

The Company applies the acquisition method to account for all acquired businesses, whereby the identifiable assets acquired and the liabilities assumed are measured at their acquisition-date fair values (with few exceptions as required by IFRS 3 Business Combinations).

The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Company.

Acquisition-related costs (e.g. finder’s fees, consulting fees, administrative costs, etc.) are recognized as expenses in the periods in which the costs are incurred and the services are received.

On acquisition date, goodwill is measured as the excess of the aggregate of consideration transferred, any non-controlling interests in the acquiree, and acquisition-date fair value of the Company's previously held equity interest in the acquiree (if business combination achieved in stages) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

If, after appropriate reassessment, the amount as calculated above is negative, it is recognized immediately in profit or loss as a bargain purchase gain.

At acquisition date, non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation are measured at either fair value or the present ownership instruments’ proportionate share in the recognized amounts of the acquiree's identifiable net assets. This choice of measurement is made separately for each business combination. Other components of non-controlling interests are measured at their acquisition-date fair values, unless otherwise required by IFRS.

The acquisition-date fair value of any contingent consideration is recognized as part of the consideration transferred by the Company in exchange for the acquiree. Changes in the fair value of contingent consideration that result from additional information obtained during the measurement period (maximum one year from the acquisition date) about facts and circumstances that existed at the acquisition date are adjusted retrospectively against goodwill.

In a business combination achieved in stages, the Company remeasures its previously held equity interest in the acquiree at its acquisition-date fair value and any resulting gain or loss is recognized in profit or loss. If any, changes in the value of the Company’s equity interest in the acquiree that have been previously recognized in other comprehensive income are reclassified to profit or loss, if appropriate had that interest been disposed of directly.

Determination of fair value

A number of the Company’s accounting policies and disclosures required the determination of fair value, both for financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

a) Property, plant and equipment are recognized at fair value in a business combination. The fair value of property, plant and equipment is the estimated amount for which the property, plant and equipment could be exchanged on the acquisition date between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The fair value of oil and natural gas interests (included in property, plant and equipment) is estimated with reference to the discounted cash flows expected to be derived from oil and gas production based on externally prepared reserve reports. The risk-adjusted discount rate is specific to the asset with reference to general market conditions, being 10% for fiscal 2013 (2012 – 10%).

The market value of other items of property, plant and equipment is based on the quoted market prices for similar items.

b) The fair value of cash and cash equivalents, accounts receivable and accruals and accounts payable and accruals is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At March 31, 2013 and 2012 the fair value of these balances approximated their carrying value due to their short term to maturity.

c) The fair value of stock options is measured using a Black Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate (based on government bonds).

Accounting Standards and Interpretations Adopted in fiscal 2014

On April 1, 2013 the Company adopted the following standards and amendments to existing standards:

IFRS 10, Consolidated Financial Statements (“IFRS 10”) replaces consolidation requirements in IAS 27 “Consolidated and Separate Financial Statements” and Standing Interpretation Committee Interpretation 12, Consolidation – Special Purpose Entities (“SIC-12”). IFRS 10 provides a revised definition of control so that a single control model can be applied to all entities for consolidation purposes.

IFRS 11, Joint Arrangements (“IFRS 11”) replaces IAS 31, Interests in Joint Ventures and SIC-13, Jointly Controlled Entities – Non-Monetary Contributions by Ventures, and requires a single method to account for interests in jointly controlled entities.

IFRS 12, Disclosure of Interests in Other Entities (“IFRS 12”) establishes enhanced disclosure requirements about an entity’s interests in consolidated and unconsolidated entities, such as subsidiaries, joint arrangements, associates, and unconsolidated structured entities (special purpose entities).

IFRS 13, Fair Value Measurements (“IFRS 13”) establishes a single source of guidance for all fair value measurements required by other IFRS; clarifies the definition of fair value; and enhances disclosure about fair value measurements. IFRS 13 applies when other IFRS require or permit fair value disclosure. IFRS 13 specifies how we should measure fair value and disclose fair value information. It does not specify when an entity should measure an asset, a liability or its own equity instrument at fair value.

Amendments to IAS 1, Presentation of Financial Statements, require entities to group items within other comprehensive income that may be reclassified to net income.

The standards and amendments listed above did not have a significant impact on the Company’s financial statements.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 ‐ Financial Instruments

The IASB intends to replace IAS 39, Financial Instruments: Recognition and Measurements, with IFRS 9, Financial Instruments. IFRS 9 will be published in six phases, of which the first phase has been published.

For financial assets, IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and replaces the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used. For financial liabilities, the approach to the fair value option may require different accounting for changes to the fair value of a financial liability as a result of changes to an entity’s own credit risk.

IFRS 9 is effective for annual periods beginning on April 1, 2015, but is available for early adoption. The Company has yet to assess the full impact of IFRS 9.

IAS 32 (Amendment) – Financial Instruments

The amendment relates to offsetting financial assets and financial liabilities and is effective for periods beginning on or after April 1, 2014. The Company has yet to assess the full impact of IFRS 9.

5. CAPITAL STOCK

(a) Authorized: Unlimited number of common shares

(b)	Issued

	Common
	Shares	Amount
Balance at April 1, 2012	78,714,076
Issued under Consultant Stock Compensation Plan	3,045,000
Issued on incorporation of PPL		503,495
Balance at March 31, 2013	81,759,076	$503,495
Issued on acquisition of PPL (Note 2)	81,759,076	1,761,413
Issued for financial advisory services in connection with the acquisition of PPL (Note 2)	9,811,091	3,826,325
Exercise of warrants	950,000	125,000
Exercise of options	1,996,547	299,482
Balance at June 30, 2013	176,275,790	$6,515,715

(c)	As at June 30, 2013, the Company had the following active Consultant Stock Compensation Plans:

	Date of registration*	Registered shares under Plan	Issued to March 31, 2012	As at April 1, 2013	Issued	Cancelled (i)	Balance at June 30, 2013
2011 Plan	11-Apr-11	6,000,000	(938,333)	5,061,667		-	5,061,667

*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

6. STOCK OPTION PLANS

(a)	The following is a summary of all Stock Option Plans as at June 30, 2013:

Date of Registration	April 30, 2003	July 22, 2004	Dec. 5, 2005	Dec. 5, 2005	Total
Registered *	3,000,000	2,500,000	1,100,000	1,000,000	7,600,000
Issued	3,000,000	2,500,000	1,100,000	1,000,000	7,600,000
Outstanding, April 1, 2013	1,730,000	1,945,000	1,100,000	610,000	5,385,000
Excercised	(482,100)	(1,514,447)			(1,996,547)
Outstanding, June 30, 2013	1,247,900	430,553	1,100,000	610,000	3,388,453
*Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.18 as at June 30, 2013 and weighted average remaining contractual life was approximately 1 year.

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 4,825,000 options.

7.	WARRANTS

(i)
The Company issued 71.4 million warrants to nine shareholders of PPL as per the terms of the Share Exchange Agreement as explained in Note 2. These warrants are convertible into equal number of common shares at an exercise price of $0.29 per warrant and expire within two years of their issuance.

The fair value of these warrants has been estimated using a Black-Scholes option pricingmodel with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	137.71%
Expected life	730 days
Market price	US$0.39

The fair value of the warrants as per the Black-Scholes option pricing model amounted to$20,064,888 using the relative fair value method, an amount of $1,108,402 for warrantsissued hasbeen accounted for as the value of warrants.

(ii)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	June 30, 2013
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	9,650,000	0.75
0.25	12,646,420	0.75
0.29	71,456,420	1.93
0.35	42,825,000	1.68
0.29	136,577,840	1.65

8. LOSS PER SHARE

Weighted average number of shares issued and outstanding for the purpose of computing loss per share were 129,017,433 calculated as per IFRS 3 as follows:

Number of shares outstanding for the period from April 1, 2013 to June 4, 2013- the date of the reverse acquisition – which is the number of Shares issued by Bontan (Accounting acquire and legal acquirer) to the shareholders of PPL (Accounting acquirer and legal acquire)	81,759,076
Average number of issued and outstanding shares between June 4, 2013 and June 30, 2013	176,275,790
Simple average of the above	129,017,433

The Company had approximately 137 million warrants and 3 million options which were not exercised as at June 30, 2013. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on the loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

9 . COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended by another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(b)
Under the terms of the Licence Agreement dated January 25, 2013, the Company’s subsidiary is required to reimburse to the Licensor, Trojan Technologies Limited, 50% of all maintenance costs of the US Patent # 7,968,512 and to pay royalties of 3% on Net Receipts from sales of the Licensed Product and 5% on Net Receipts from third parties in respect of development or other exploitation of Licensed Intellectual Property and/or Licensed Products up to a maximum of $ 30 million. Total amount that may be payable in future under the terms of the Agreement cannot be reasonably estimated at this time.

(c)
PPL has 32,043 outstanding options held by two consultants entitling them to acquire 7% equity interest in PPL at an exercise price of $1.10 per option. The options are to be vested over two years by March 31, 2016 and are valid for five years from the date of grant. None of the options have so far been exercised.

10. RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)	Business expenses of $2,941 were reimbursed to directors of the Company.
(ii)	Consulting fees include cash fee paid to key management for services of $14,658.

11. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recognized in the balance sheet consist of the following:

	June 30, 2013		March 31, 2013
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	3,697,871	3,697,871	190,960	190,960
Other receivable	63,269	63,269	295,441	295,441
Financial liabilities
Accounts payable and accrued liabilities	170,138	170,138	12,392	12,392

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments
The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, accounts payable and accrued liabilities.
.
The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

•	Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
•
Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

•	Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.
Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.
Cash– Cash is held with a major international financial institution in Canada and therefore the risk of loss is minimal. However, the Company does have a concentration risk since all funds are held with one bank.

b.	Other receivable – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company holds sufficient cash to satisfy obligations under accounts payable and accruals.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. The company has changed its business focus to biotechnology as explained in Note 1. The Company believes that its existing cash will allow it to finance the drug development work apart from meeting its operational needs for at least another year. However, the exact need for additional cash cannot be reasonably ascertained at this stage. Should the Company require further funding, it intends to secure it through equity financing.

However, as a biotech company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual drug development expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

12. CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 0.2 million as at June 30, 2013 and current assets, mostly in cash, of approximately $3.8 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash.

As at June 30, 2013, the shareholders’ equity was approximately $ 3.6 million, all of it was held in the form of cash.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There have been no changes to the Company’s approach to capital management during the period ended June 30, 2013.

PORTAGE BIOTECH INC.
(Formerly known as Bontan Corporation Inc.)

THREE MONTHS ENDED JUNE 30, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS

Prepared as at August 28, 2013

Management Discussion and Analysis

The following discussion and analysis by management of the financial condition and financial results for Portage Biotech Inc. for the three months ended June 30, 2013 should be read in conjunction with the interim unaudited condensed Consolidated Financial Statements for the three months ended June 30, 2013.

Nature of Operations

Portage Biotech Inc. (“the Company”) was operating as an Ontario, Canada incorporated company, Bontan Corporation Inc. (“Bontan”) until July 5, 2013. On July 5, 2013 the Company changed its name to the current name and was issued a certificate of Continuance by the Registrar of Corporate Affairs of the British Virgin Islands (“BVI”).

The Company now continues as a BVI incorporated company with its registered office located at FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI. Its Toronto agent is located at 47 Avenue Road, Suite 200, Toronto, Ontario, M5R 2G3, Canada.

The Company continues to be a reporting issuer with the Ontario Securities Commission and the US Securities and Exchange Commission and its shares trade on the Over the Counter Bulletin Board of NASDAQ under the trading symbol “PTGEF,” effective August 23, 2013. Prior to this date, it was trading as Bontan Corporation Inc. under the trading symbol “BNTNF”.

Since December 2012, the Company changed the focus of its business activities to biotechnology. On June 4, 2013, it acquired Portage Pharma Ltd (“PPL”), a private limited company formed under the laws of the BVI on May 23, 2012 through an exchange of shares. The acquisition has been accounted for as a reverse acquisition as explained further in this report.

The Company’s financial statements have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting,” as issued by the International Accounting Standards Board. The interim financial statements for the three months ended June 30, 2013 take into account the effect of an acquisition of Portage Pharma Ltd (“PPL”) on June 4, 2013 which has been treated as reverse acquisition for accounting purposes. As a result, the financial statements basically reflect:

a.	The assets and liabilities of PPL at their pre-acquisition carrying amounts as at June 30, 2013 and expenses for the three months ended on that date.
b.	The assets and liabilities of Bontan as at June 30, 2013 and expenses from June 4, 2013 to June 30, 2013.
c.	Share capital representing total number of shares issued by the Company.
d.	Value of the share capital comprising of the value of the share capital of PPL plus a fair value of Bontan and any warrants and options exercised during the three months ended June 30, 2013.
e.	Comparative figures are those of PPL. However, PPL was incorporated in BVI on May 23, 2012 and had no transactions during the period ended June 30, 2012.

This management discussion and analysis is prepared by management as at August 28, 2013, and have not been review by the Company’s auditors.

In this report the words “us”, “we”, “our”, “the Company”, “Bontan” and “Portage” have the same meaning unless otherwise stated and refer to Portage Biotech Inc. and its subsidiaries.

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Forward looking statements

This document includes forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the Securities laws. These forward-looking statements include, among others, statements with respect to our objectives, goals and strategies to achieve those objectives and goals, as well as statements with respect to our beliefs, plans, objectives, expectations, anticipations, estimates and intentions. The words “may”, “will”, “could”, “should”, “would”, “suspect”, “outlook”, “believe”, “plan”, “anticipate”, “estimate”, “expect”, “intend”, “forecast”, “objective”, “hope” and “continue” (or the negative thereof), and words and expressions of similar import, are intended to identify forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, which give rise to the possibility that predictions, forecasts, projections and other forward-looking statements will not be achieved. Certain material factors or assumptions are applied in making forward-looking statements and actual results may differ materially from those expressed or implied in such statements. We caution readers not to place undue reliance on these statements as a number of important factors, many of which are beyond our control, could cause our actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to; the applicability of patents and proprietary technology; possible patent litigation; approval of products in the Company’s pipeline; marketing of products; meeting projected drug development timelines and goals; product liability and insurance; dependence on strategic partnerships and licensees; concentration of the Company’s revenue; substantial competition and rapid technological change in the pharmaceutical industry; the publication of negative results of clinical trials of the Company’s products; the ability to access capital; the ability to attract and retain key personnel; changes in government regulation or regulatory approval processes; dependence on contract research organizations; third party reimbursement; the success of the Company’s strategic investments; the achievement of development goals and time frames; the possibility of shareholder dilution; market price volatility of securities; and the existence of significant shareholders.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When reviewing our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Additional information about factors that may cause actual results to differ materially from expectations, and about material factors or assumptions applied in making forward-looking statements, may be found in the “Risk Factors” section under “Business Environment” and elsewhere in the following Management’s Discussion and Analysis of Operating Results and Financial Position for the three months ended June 30, 2013. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by us or on our behalf; such statements speak only as of the date made. The forward-looking statements included herein are expressly qualified in their entirety by this cautionary language.

Overview

Reverse Acquisition Transaction

On June 4, 2013, the Company completed an acquisition with PPL pursuant to which, a wholly owned subsidiary of the Company, Portage Acquisition Inc. and PPL amalgamated, resulting in the Company owning all of the issued and outstanding shares of the amalgamated entity.

4

Pursuant to a Share Exchange Agreement, Bontan issued 81,759,076 common shares and 71,456,420 warrants to PPL shareholders in exchange for PPL shareholders transferring all their shares in favour of Portage Acquisition Inc. Warrants can be exercised within two years at an exercise price of US$0.29 to acquire equal number of common shares of the Company. In addition, Bontan also issued 9,811,089 shares to Culminant Capital Inc. as compensation for financial advisory services rendered in connection with the transaction. The fair value of these shares of $ 3,826,325 was expensed.

Although the transaction resulted in PPL becoming a wholly owned subsidiary of the Company, the transaction constitutes a reverse acquisition in as much as the shareholders of PPL own a substantial (approximately 46%) majority of the outstanding common shares of the Company and three out of four members of the Board of Directors of the Company are PPL shareholders.

As a result, the transaction has been accounted for as a reverse acquisition in accordance with guidance provided in International Financial Reporting Standards (“IFRS”) 3 Business Combinations and IFRS 10 Consolidated Financial Statements.

For consolidation purposes, PPL, the legal acquiree, became the accounting acquirer and Bontan, the legal acquirer, became the accounting acquiree. The consolidated financials basically reflect the financials of PPL with the equity structure of Bontan, as explained above. All comparatives relate to those of the PPL. PPL was incorporated on May 23, 2012 and had no transactions during the period from the date of inception to June 30, 2012.

Functional and Presentation Currency Changes

On June 4, 2013, the Company did an analysis applying the primary and secondary indicators in IAS 21 and determined that, as a result of the reverse acquisition transaction discussed above and change of its jurisdiction to BVI, its economic circumstances have changed. It is expected to incur substantially all expenses in US Dollars and expects its future revenues in US Dollars.

The management therefore concluded that the US Dollar is the most appropriate functional currency for all its operations. The Company also decided to change its presentation currency to the US Dollar.

The effect of the above change in functional currency has been accounted for prospectively as provided under IAS 21 the effect of changes in foreign exchange rates. Accordingly all non-US dollar items were translated into US dollars using the exchange rate as of June 4, 2013. The resulting translated amounts for non-monetary items were treated at their historical costs.

Summary of Results

The following table summarizes financial information for the quarter ended June 30, 2013 and the preceding four quarters: (All amounts in ‘000 US$ except net loss per share, which are actual amounts)

Quarter ended	June 30, 2013	March 31, 2013*	December 31, 2012*	September 30, 2012*	May 23,2012 to June 30, 2012*
Net loss	(3,596)	(29)	-	-	-
Working capital	3,591	474	503	503	503
Shareholder’s equity	3,596	474	503	503	503
Net loss per share - basic and diluted	(0.03)	-	-	-	-

* Details relate to those of PPL

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Number of common shares, options and warrants

These are as follows:

As at,	June 30, 2013	August 28, 2013
Shares issued and outstanding	176,275,790	176,275,790
Warrants issued and outstanding (a)	136,577,840	136,577,840
Options granted but not yet exercised (b)	3,388,453	3,388,453

(a)
Warrants are convertible into equal number of common shares of the Company within two to five years of their issuance, at the average exercise price of $0.29. These warrants have a weighted average remaining contractual life of 1.65 years.

(b)	Options are exercisable into equal number of common shares at an average exercise price of US$0.18 and have a weighted average remaining contractual life of approximately 1 year.

Business Environment

Risk factors
Please refer to the Annual Report in the form F-20 for the fiscal 2013 for detailed information as the economic and industry factors that are substantially unchanged.
Business plan

The Company, through its subsidiary, is engaged in researching and developing pharmaceutical and biotech products through to “proof-of-concept” with an initial focus on unmet clinical needs and orphan drugs. Following proof of concept (“POC”), it will look to sell or license the products to large pharmaceutical companies to gain global distribution.

The Company’s wholly owned subsidiary holds an exclusive licence in non-oncology fields under patents granted in the USA, Australia, Israel and New Zealand and patents applied for in Japan and Canada, and an exclusive worldwide licence in non-oncology fields and the know-how relating to the Antennapedia protein (ANTP) transduction technology developed by Trojantec for non-oncology products, treatments or medications.

ANTP is an unusual protein that allows for the delivery of drugs right into a cell and even into the nucleus which is often the desired site of action. This protein coupled with a drug may even cross the blood brain barrier.

Many diseases are due to flawed or deficient gene function or missing enzymes. Genes may be regulated through the direct delivery of biologically active molecules using ANTP-based products. These products could restore or normalize gene function or replace missing or defective protein products. Other diseases have treatments but the drug cannot get into the nucleus or cell where it is needed and the ANTP could be a transformative delivery system.

The Company is developing a research pipeline of ANTP-based drug candidates and is evaluating their function and potential as new therapeutic agents for a variety of non-oncology indications.

Following a change in the business strategy and acquisition of PPL, the Company’s management and board went through changes. Dr. Declan Doogan became the Chief Executive Officer, replacing Kam Shah who continues as Chief Financial Officer. The two existing directors –Mr. Dean Bradley and Mr. Brett Rees resigned and were replaced by three new directors; Dr. Declan Doogan, Dr. Gregory Bailey and Mr. James Mellon. Mr. Kam Shah continues as the fourth director.

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PPL currently has nine biotech professionals acting as consultants, led by Dr. Bruce Littman as Chief Executive Officer and President, and Dr. Frank Marcoux as Chief Scientific Officer. They report to Board of Directors headed by Dr. Declan Doogan.

These professionals have extensive combined experience in the financing and development of new drugs and have been associated with major pharmaceutical companies in executive positions. PPL plans on streamlining its drug development process through contract research organizations. This strategy offers the benefit of fast delivery, higher level of efficiency and lowered costs associated with drug development.

The management is looking to in-license additional biotech products.

The following are the backgrounds of the new management and Board members:

Declan Doogan M.D. is the co-founder and Chairman of PPL and is the CEO of Portage Biotech Inc. He was the previous CEO and Head of R&D at Amarin Inc. (AMRN:NASDAQ) and the former Head of Worldwide Drug Development at Pfizer Inc. He has held Visiting Professorships at Harvard School of Public Health, Glasgow University Medical School and Kitasato University (Tokyo) and sits on the boards of Pulmonary Vascular Research Institute UK, Sosei (Japan Biotech), Trojantec (UK, oncology) and Spinifex (Melbourne). He continues to provide medical advice to Amarin Inc.
Gregory Bailey M.D. is a co-founder and Chief Business Officer of PPL. Co-founder of Ascent Healthcare Solutions, the #1 re-processor of used surgical equipment; VirnetX Inc. (VHC: AMEX), internet security; and Duramedic Inc., a medical products company. He is a former financier of Medivation Inc. (MDVN: NASDAQ) and was a director from 2005 to 2012.
Jim Mellon is a co-founder of PPL. A principal of Charlemagne Capital, a listed fund management company; Regent Pacific, an Asian mining group; and the controlling shareholder of Manx Financial, an Isle of Man based-bank; Speymill Group, a property business; and Webis Holdings. Co-founder of Uramin and Red Dragon Resources, both mining groups. Burnbrae, his private company, is a substantial landlord in Germany and in the Isle of Man, and owns a hotel chain. Mr. Mellon is on twitter @: https://twitter.com/jimmhk.
Bruce H. Littman, M.D., is the CEO of PPL. He has over 30 years of research and drug development experience. He was Vice President and Global Head of Translational Medicine at Pfizer and also has a strong academic background in immunology, rheumatology and inflammation. His skill set is particularly suited to developing de-risking strategies and using an understanding of how drugs behave in the body to evaluate early drug candidates. He has an excellent track record in early clinical development. After retiring from Pfizer at the end of 2007 he became an independent consultant. Prior to that, he served for 13 years on the faculty of Virginia Commonwealth University’s Medical College of Virginia. He is an author and co-editor of “Translational Medicine and Drug Discovery” published in 2011 by Cambridge University Press.
Frank W. Marcoux, Ph.D. is the CSO of PPL. He has over 25 years of pharmaceutical company and academic research experience. He was the VP of Quantitative and Innovative Medicine in WW Development at Pfizer and former VP WW Discovery Biology Discipline Head until 2008 when he became an independent consultant. Previously he worked for Parke-Davis Pharmaceutical Research, for seventeen years. Dr. Marcoux’s consulting focus is on high confidence translation of drug discovery programs to early clinical proof of concept and is aimed at biotech, pharma and academic medical centres. Dr. Marcoux holds a Ph.D. in Physiology and Biophysics and has held research positions prior to industry at Harvard Medical School/Massachusetts General Hospital, University of Alabama, Birmingham, Medical Center, and at the University of Vermont, College of Medicine.

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Results of operations

Three months ended June 30,	2013	2012
	In 000’s CDN$
Income	-	-
Expenses	(3,998)	-
Net loss for period	(3,998)	-

Deficit at end of period	(4,028)	-

Overview

The key event was the acquisition of Portage Pharma Ltd on June 4, 2013 after extensive negotiations and due diligence which began in December 2012.

The acquisition was accounted for as a reverse acquisition. The consolidated financial statements reflected the effect of such reverse acquisition as explained in detail under Overview section of this report.

Another key event was the change in the functional and presentation currency from the Canadian dollar to the US dollar. This is also explained in greater detail under Overview section of this report.

Expenses

The overall analysis of the expenses is as follows:

	Three months ended June 30,
	2013	2012

Operating expenses	$ 16,615	$ -
Consulting fee & payroll	24,948	-
Exchange (gains)	(7,875)	-
Research and development	92,778
Professional fees	45,655	-
Acquisition related costs	3,826,325
	$ 3,998,446	$ -

Acquisition related costs

Pursuant to Share Exchange Agreement, the Company issued approximately 9.8 million shares to Culminant Capital Inc. as compensation for financial advisory services rendered in connection with the acquisition transaction. The shares were issued on June 4, 2013 and were accounted for at the quoted market value of $0.39 per share as their fair value. These costs were expensed as acquisition related costs as per IFRS 3.

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Research and development costs

These costs comprised the following:
	Three months ended June 30,
	2013	2012
ANTP License renewal	7,710	-
Legal regarding Patents registration	19,982	-
Consultants – scientists and researchers	64,256	-
Other	830	-
	$ 92,778	$ -

During the three months ended June 30, 2013, the focus was to evaluate the know-how and intellectual properties attached to the license acquired with a view to formulate plans for identifying potential ANTP based products.

Consulting fees and payroll

Consulting fees include a fee of $14,658 charged by the CFO and $5,814 charged by the outgoing director. The Company has only one employee who assists the CFO. The payroll cost was approximately $ 3,600 for the period under review.

Exchange gain

As explained earlier in this report, the Company changed its functional currency from the Canadian dollar to the US dollar on June 4, 2013. All non-monetary assets and equity components were converted into US dollar using the rate as of June 4, 2013 while all monetary assets and liabilities were translated at the rate prevailing on June 30, 2013. The exchange difference – which was a small gain due to small amounts of Canadian dollar items - was expensed as per the applicable accounting policy.

Professional fees

Professional fees for the three months ended June 30, 2013 consisted mainly of legal fees in connection with the acquisition transaction, continuation of the Company’s jurisdiction to BVI and related matters.

Liquidity and Capital Resources

Working Capital

As at June 30, 2013, the Company had a net working capital of approximately $3.8 million compared to a working capital of approximately $0.5 million as at March 31, 2013.

Cash on hand as at June 30 2013 was approximately $ 3.7 million compared to $0.2 as at March 31, 2013. The increased cash was due to the acquisition transaction which brought in approximately $ 3 million in cash balance.

Management believes that its current cash position is more than sufficient to meet all its operating and research and development requirements for the next year.

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Operating cash flow

During the three months ended June 30, 2013, operating activities generated a net cash flow of approximately $0.2 million, mainly from liquidating its receivable.

Investing cash flows

The Company acquired approximately $3 million in cash on June 4, 2013, the date of acquisition transaction. Cash was part of the fair value of consideration of $2,869,815, allocated as follows:

Cash	$3,006,593
Office equipment and furniture	5,528
Other assets	153,721
Liabilities	(296,027)

Fair value of consideration	2,869,815

Financing cash flows

Cash flow of approximately $0.3 million arose from the exercise of options.

Key Contractual obligations

Under the terms of the Licence Agreement dated January 25, 2013, the Company’s subsidiary is required to reimburse to the Licensor, Trojan Technologies Limited, 50% of all maintenance costs of the US Patent # 7,968,512 and to pay royalties of 3% on Net Receipts from sales of the Licensed Product and 5% on Net Receipts from third parties in respect of development or other exploitation of Licensed Intellectual Property and/or Licensed Products up to a maximum of $ 30 million. Total amount that may be payable in future under the terms of the Agreement cannot be reasonably estimated at this time.

Off balance sheet arrangements

At June 30, 2013 and 2012, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Transactions with related parties

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)	Business expenses of $2,941 were reimbursed to directors of the Company.
(ii)	Consulting fees include cash fee paid to key management for services of $14,658.

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Financial and derivative Instruments

The Company’s financial instruments recognized in the balance sheet consist of the following:

	June 30, 2013		March 31, 2013
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	3,697,871	3,697,871	190,960	190,960
Other receivable	63,269	63,269	295,441	295,441
Financial liabilities
Accounts payable and accrued liabilities	170,138	170,138	12,392	12,392

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments
The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, accounts payable and accrued liabilities.
.
The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

•	Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
•
Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

•	Level 3 – Values are based on prices or valuation techniques that are not based on observable market data.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.
Cash– Cash is held with a major international financial institution in Canada and therefore the risk of loss is minimal. However, the Company does have a concentration risk since all funds are held with one bank.

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b.	Other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.
c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company holds sufficient cash to satisfy obligations under accounts payable and accruals.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. The company has changed its business focus to biotechnology as explained in Note 1. The Company believes that its existing cash will allow it to finance the drug development work apart from meeting its operational needs at least for another year. However, the exact need for additional cash cannot be reasonably ascertained at this stage. Should the Company require further funding, it intends to secure it through equity financing

However, as a biotech company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual drug development expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

Future Accounting Pronouncements

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 ‐ Financial Instruments
The IASB intends to replace IAS 39, Financial Instruments: Recognition and Measurements, with IFRS 9, Financial Instruments. IFRS 9 will be published in six phases, of which the first phase has been published.

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For financial assets, IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and replaces the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used. For financial liabilities, the approach to the fair value option may require different accounting for changes to the fair value of a financial liability as a result of changes to an entity’s own credit risk.

IFRS 9 is effective for annual periods beginning on April 1, 2015, but is available for early adoption. The Company has yet to assess the full impact of IFRS 9.
IAS 32 (Amendment) – Financial Instruments

The amendment relates to offsetting financial assets and financial liabilities and is effective for periods beginning on or after April 1, 2014. The Company has yet to assess the full impact of IFRS 9.

Internal Controls over Financial Reporting

Our Chief Executive Officer and our Chief Financial Officer (“the Management”) are primarily responsible in establishing and maintaining controls and procedures concerning disclosure of material information and their timely reporting in consultation and under direct supervision of the audit committee which comprises two independent directors plus the CFO. CFO is assisted by one employee. We have also instituted controls involving dual signatures and approval processes. We plan to introduce more rigorous controls as our activities expand. However, given the size and nature of our current operations and the involvement of independent directors, significantly reduces the risk factors associated with the inadequate segregation of duties.

The Management has instituted a system of disclosure controls for the Company to ensure proper and complete disclosure of material information. The limited number of consultants and direct involvement of the Management facilitates access to real time information about developments in the business for drafting disclosure documents. All documents are circulated to the board of directors and audit committee according to the disclosure time-lines.

Public securities filings

Additional information, including the Company’s annual information form in the Form 20-F annual report is filed with the Canadian Securities Administrators at www.sedar.com and with the United States Securities and Exchange Commission and can be viewed at www.edgar.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 29, 2013

PORTAGE BIOTECH INC.

By: /s/ Kam Shah
Kam Shah
Chief Financial Officer